SOUTHWEST REPORTS FIRST QUARTER PROFIT

DALLAS, TEXAS - April 26, 2018 - Southwest Airlines Co. (NYSE:LUV) (the “Company”) today reported its first quarter 2018 results:

•	Net income of $463 million, net margin[1] of 9.4 percent, and record first quarter earnings per diluted share of $.79

•	Operating income of $616 million and operating margin[2] of 12.5 percent

•	Excluding special items[3], net income of $438 million, net margin[4] of 8.9 percent, and earnings per diluted share of $.75

•	Excluding special items, operating income of $584 million and operating margin[5] of 11.8 percent

•	Operating cash flow of $1.0 billion and free cash flow[3] of $708 million

•	Returned $648 million to Shareholders through a combination of share repurchases and dividends

•	Return on invested capital (ROIC)[3] pre-tax of 27.1 percent for the 12 months ended March 31, 2018, or 20.8 percent on an after-tax basis

•	Revised Boeing firm order delivery schedule by exercising 40 737 MAX 8 options, adding 10 firm orders in each year 2019 through 2022, to support future fleet modernization

Gary C. Kelly, Chairman of the Board and Chief Executive Officer, stated, “It remains a somber time for the Southwest Family following the Flight 1380 accident, and our thoughts and prayers continue to be with the Riordan family, and all of our Customers on the flight. I want to extend my immense gratitude for the compassion and support shown by our Employees, Customers, and airline peers. We continue to cooperate with the National Transportation Safety Board's thorough investigation to understand the cause of the accident. We will never compromise the Safety of our Customers and Employees. It is our highest priority—today and always.

“With regard to our first quarter performance, our strong profits are a solid start to the year, and our margins are among the top in the industry. Year-over-year growth in operating revenues kept pace with our capacity growth, and costs per available seat mile were also comparable with first quarter last year. With the reduction in the statutory federal income tax rate, our first quarter net income increased significantly, resulting in meaningful year-over-year net margin expansion. Our balance sheet and cash flows remained strong in first quarter, which enabled continued investment in fleet modernization, facilities, and technology; allowed the early funding of 2017 profitsharing of $543 million last month for our Employees; and provided $648 million of share buybacks and dividends for our Shareholders. We accrued another $102 million in profitsharing during first quarter 2018 for the benefit of our Employees. We are encouraged by our first quarter results, and our goal for the year is to expand net income and net margin, excluding special items.

"We continue to expect to begin selling tickets in 2018 for service to Hawaii, and today we announce our intent to begin service to four Hawaiian airports: Honolulu International Airport, Lihue Airport, Kona International Airport at Keahole, and Kahului Airport. Additionally, we entered into an agreement with Alaska Airlines to lease 12 slots at New York's LaGuardia Airport and 8 slots at Washington Reagan National Airport. These opportunities complement our network and fit within our existing 2018 growth plans, with available seat miles (ASMs) expected to increase in the low five percent range, year-over-year."

Revenue Results and Outlook
The Company's first quarter 2018 total operating revenues increased 1.9 percent, year-over-year, to a first quarter record $4.9 billion, driven largely by first quarter record passenger revenues of $4.6 billion. First quarter operating revenue per available seat mile (RASM, or unit revenues) was comparable with first quarter last year. Strong travel demand resulted in a first quarter record load factor of 81.5 percent. Passenger revenue yield decreased 2.8 percent, year-over-year, primarily due to the competitive yield environment and the impact from operating a sub-optimal flight schedule as a result of a temporarily reduced fleet size due to the retirement of the Boeing 737-300 Classic fleet last year. The Company expects its sub-optimal flight schedule to continue to pressure yields in second quarter. Based on current bookings and revenue trends, the Company expects second quarter 2018 RASM to decrease in the one to three percent range, compared with second quarter 2017 RASM of 14.27 cents, as recast. Approximately one to two points of this estimated decrease is attributable to recent softness in bookings following the Flight 1380 accident.

Effective January 1, 2018, the Company adopted the Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers, and is using the full retrospective method of adoption allowed by the standard. As such, results for the three months ended March 31, 2017 have been recast under the new standard in order to be comparable with current period results in the accompanying unaudited Condensed Consolidated Statement of Income.

Cost Performance and Outlook
First quarter 2018 total operating expenses increased 1.9 percent to $4.3 billion. Total operating expenses per available seat mile (CASM, or unit costs) increased 0.1 percent, as compared with first quarter 2017. Excluding special items in both periods, first quarter 2018 total operating expenses increased 1.9 percent to $4.4 billion, or 0.1 percent on a unit basis, year-over-year.

Effective January 1, 2018, the Company early adopted ASU No. 2017-12, Targeted Improvements to Accounting for Hedging Activities. The new standard eliminated ineffectiveness for all derivatives designated in a hedge for accounting purposes, as well as changed the Company's classification of premium expense associated with fuel hedges from Other (gains) and losses, net, to Fuel and oil expense within the unaudited Condensed Consolidated Statement of Income. As such, the classification of premium expense for the three months ended March 31, 2017, has been recast under the new standard in order to be comparative with current period results. First quarter 2018 economic fuel costs3 were $2.09 per gallon, including $.07 per gallon in premium expense and $.05 per gallon in favorable cash settlements from fuel derivative contracts, compared with $2.03 per gallon in first quarter 2017, which included $.07 per gallon in premium expense and $.29 per gallon in unfavorable cash settlements from fuel derivative contracts. First quarter 2018 ASMs per gallon, or fuel efficiency, improved 1.3 percent year-over-year, driven primarily by the retirement of the Classic aircraft and the addition of the more fuel-efficient 737 MAX 8 aircraft.

Based on the Company's existing fuel derivative contracts and market prices as of April 20, 2018, second quarter 2018 economic fuel costs are estimated to be approximately $2.20 per gallon6, including $.06 per gallon in premium expense and an estimated $.07 per gallon in favorable cash settlements from fuel derivative contracts, compared with $1.99 per gallon in second quarter 2017, as recast, which included $.06 per gallon in premium expense and $.32 per gallon in unfavorable cash settlements from fuel derivative contracts. As of April 20, 2018, the fair market value of the Company's fuel derivative contracts for the remainder of 2018 was a net asset of approximately $158 million, and the fair market value of the hedge portfolio settling in 2019 and beyond was a net asset of approximately $308 million. Additional information regarding the Company's fuel derivative contracts is included in the accompanying tables.

Excluding fuel and oil expense and special items in both periods, first quarter 2018 operating expenses increased 1.5 percent, as compared with first quarter 2017. First quarter 2018 profitsharing expense was $102 million, as compared with $99 million in first quarter 2017. Excluding fuel and oil expense, profitsharing expense, and special items, first quarter 2018 operating expenses increased 1.4 percent, and declined 0.3 percent on a unit basis, year-over-year.

Earlier this month, the Company reached an Agreement in Principle (AIP) with the Aircraft Mechanics Fraternal Association (AMFA) that represents the Company's Mechanics and Related Employees.

Based on current cost trends, the Company estimates second quarter 2018 CASM, excluding fuel and oil expense and profitsharing expense, to increase in the one to two percent range, compared with second quarter 2017's 8.17 cents, as recast, which excluded fuel and oil expense, profitsharing expense, and special items. This second quarter 2018 year-over-year increase includes the current estimated impact of the AIP with AMFA, as well as a preliminary cost estimate related to the Flight 1380 accident. Due primarily to increases in salaries, wages, and benefits, which includes the impact of the AIP with AMFA, the Company now estimates annual 2018 CASM, excluding fuel and oil expense and profitsharing expense, to be comparable with annual 2017's 8.47 cents, as recast, which excluded fuel and oil expense, profitsharing expense, and special items.

First Quarter Results
First quarter 2018 operating income was $616 million, compared with $606 million in first quarter 2017. Excluding special items, first quarter 2018 operating income was $584 million, compared with $574 million in first quarter 2017.

Other expenses in first quarter 2018 were $14 million, compared with $74 million in first quarter 2017. The $60 million difference resulted primarily from $4 million in other losses recognized in first quarter 2018, compared with $63 million in first quarter 2017. In first quarter 2017, these losses included ineffectiveness and unrealized mark-to-market amounts associated with a portion of the Company's fuel hedge portfolio, which are special items. Excluding these special items related to fuel hedging, other losses were $4 million in first quarter 2018, compared with other gains of $2 million in first quarter 2017. Net interest expense in first quarter 2018 was $10 million, compared with $11 million in first quarter 2017.

First quarter 2018 net income was $463 million, or a first quarter record $.79 per diluted share, compared with first quarter 2017 net income of $339 million, or $.55 per diluted share. Excluding special items, first quarter 2018 net income was $438 million, or $.75 per diluted share, compared with first quarter 2017 net income of $359 million, or $.58 per diluted share, and compared with First Call first quarter 2018 consensus estimate of $.74 per diluted share.

Liquidity and Capital Deployment
As of March 31, 2018, the Company had approximately $3.2 billion in cash and short-term investments, and a fully available unsecured revolving credit line of $1 billion. Net cash provided by operations during first quarter 2018 was $1.0 billion, capital expenditures were $409 million, and free cash flow was $708 million. The Company repaid $82 million in debt and capital lease obligations during first quarter 2018, and expects to repay approximately $254 million in debt and capital lease obligations during the remainder of 2018.

During first quarter 2018, the Company returned $648 million to its Shareholders through the repurchase of $500 million in common stock and the payment of $148 million in dividends. The Company launched and completed a $500 million accelerated share repurchase (ASR) program during first quarter, which equated to approximately 8.72 million shares repurchased. During first quarter 2018, the Company also received approximately 0.74 million shares, which remained pursuant to a $250 million fourth quarter 2017 ASR program. The Company has $850 million remaining under its May 2017 $2.0 billion share repurchase authorization.

Due to revisions to its future fleet order book with Boeing, the Company now estimates its 2018 capital expenditures to be in the $2.0 to $2.1 billion range.

Fleet and Capacity
The Company ended first quarter with 717 aircraft in its fleet. This reflects the first quarter delivery of nine new Boeing 737-800 aircraft, one new Boeing 737 MAX 8 aircraft, and one pre-owned Boeing 737-700 aircraft. Last month, the Company revised its future firm order delivery schedule with Boeing to support future fleet modernization. The Company exercised 40 737 MAX 8 options which adds 10 additional firm orders in each year 2019 through 2022. Additionally, five 737 MAX 8 firm orders were shifted from 2019 into fourth quarter 2018, and three pre-owned 737-700 aircraft previously scheduled for delivery in 2018 were replaced with three 737 MAX 8 aircraft to be delivered in 2019. Including the Company's revision made to its firm order schedule executed in December 2017, and in recognition of the expected significant savings from tax reform, the Company has exercised a total of 80 options with Boeing to further invest in its fleet to support future growth opportunities and fleet modernization. The Company expects to end 2018 with 752 aircraft in its fleet based on the current aircraft delivery schedule. Additional information regarding the Company's aircraft delivery schedule is included in the accompanying tables.

The Company continues to expect its 2018 year-over-year ASM growth to be in the low five percent range, with second quarter 2018 year-over-year ASM growth in the 3.5 to 4 percent range and second half 2018 year-over-year ASM growth in the low seven percent range.

Awards and Recognitions

•	Named to FORTUNE's list of World's Most Admired Companies. Southwest was ranked as the #8 Most Admired Company, and is the only commercial airline to make the Top Ten.

•	Ranked #1 in the U.S. Department of Transportation Customer Satisfaction ranking for 2017.

•	Named among Forbes’ Most Reputable Companies and Best Employers for Diversity.

•	Ranked among the top 25 percent of companies in the Newsweek Green Rankings 2017.

•
Named Best Airline-North America, Best Airline-United States, Best Economy-North America, and a Top 10 Airline-World—the only U.S. carrier to receive this award—in the 2018 TripAdvisor Travelers’ Choice Awards.

•	Recognized as a Top 50 Employer by Equal Opportunity Magazine.

Conference Call
The Company will discuss its first quarter 2018 results on a conference call at 12:30 p.m. Eastern Time today. To listen to a live broadcast of the conference call, please go to
http://www.southwestairlinesinvestorrelations.com

1Net margin is calculated as net income divided by operating revenues.
2Operating margin is calculated as operating income divided by operating revenues.
3See Note Regarding Use of Non-GAAP Financial Measures for additional information on special items, free cash flow, and ROIC. In addition, information regarding special items, ROIC, and economic results is included in the accompanying reconciliation tables.
4Net margin, excluding special items, is calculated as net income, excluding special items, divided by operating revenues. See Note Regarding Use of Non-GAAP Financial Measures. In addition, information regarding special items is included in the accompanying reconciliation tables.
5Operating margin, excluding special items, is calculated as operating income, excluding special items, divided by operating revenues. See Note Regarding Use of Non-GAAP Financial Measures. In addition, information regarding special items is included in the accompanying reconciliation tables.
6The Company’s second quarter 2018 fuel costs per gallon on a GAAP basis are expected to include a gain of approximately $.01 per gallon, related to contracts settling in second quarter 2018, but for which the impact has been recognized in a prior period. This gain will be excluded from the Company’s estimated second quarter 2018 economic fuel costs per gallon. Therefore, based on the Company's existing fuel derivative contracts and market prices as of April 20, 2018, second quarter 2018 fuel costs per gallon on a GAAP and economic basis are estimated to be approximately $2.19 and approximately $2.20, respectively. See Note Regarding Use of Non-GAAP Financial Measures.

Cautionary Statement Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Specific forward-looking statements include, without limitation, statements related to (i) the Company's fleet plans and expectations, including with respect to its fleet modernization initiatives, and the Company’s related financial and operational expectations; (ii) the Company's financial position, outlook, expectations, goals, strategies, and projected results of operations, including specific factors expected to impact the Company's results of operations; (iii) the Company’s growth plans, strategies, and opportunities, including its network and capacity plans, opportunities, and expectations; (iv) the Company’s expectations with respect to its sub-optimal flight schedule; (v) the Company's expectations related to its management of risk associated with changing jet fuel prices; and (vi) the Company's expectations with respect to liquidity (including its plans for the repayment of debt and capital lease obligations) and capital expenditures. These forward-looking statements are based on the Company's current intent, expectations, and projections and are not guarantees of future performance. These statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors include, among others, (i) changes in demand for the Company's services and other changes in consumer behavior; (ii) the impact of a continually changing business environment, economic conditions, fuel prices, actions of competitors (including without limitation pricing, scheduling, capacity, and network decisions, and consolidation and alliance activities), and other factors beyond the Company's control, on the Company's business decisions, plans, strategies, and results; (iii) the Company's dependence on third parties, in particular with respect to its fleet plans and expectations; (iv) the impact of governmental regulations and other governmental actions related to the Company's operations; (v) the Company's ability to timely and effectively implement, transition, and maintain the necessary information technology systems and infrastructure to support its operations and initiatives; (vi) changes in aircraft fuel prices, the volatility of commodities used by the Company for hedging jet fuel, and any changes to the Company's fuel hedging strategies and positions; (vii) the impact of labor matters on the Company's business decisions, plans, strategies, expectations, and costs; and (viii) other factors, as described in the Company's filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Investor Contact:
Southwest Airlines Investor Relations
214-792-4415

Media Contact:
Southwest Airlines Media Relations
214-792-4847
swamedia@wnco.com

SW-QFS

Southwest Airlines Co.
Condensed Consolidated Statement of Income
(in millions, except per share amounts)
(unaudited)

	Three months ended
	March 31,
		2017
	2018	As Recast	Percent Change
OPERATING REVENUES:
Passenger	$4,585	$4,546	0.9
Freight	42	42	—
Other	317	266	19.2
Total operating revenues	4,944	4,854	1.9

OPERATING EXPENSES:
Salaries, wages, and benefits	1,821	1,730	5.3
Fuel and oil	1,018	956	6.5
Maintenance materials and repairs	257	243	5.8
Landing fees and airport rentals	330	313	5.4
Depreciation and amortization	277	318	(12.9)
Other operating expenses	625	688	(9.2)
Total operating expenses	4,328	4,248	1.9

OPERATING INCOME	616	606	1.7

OTHER EXPENSES (INCOME):
Interest expense	32	29	10.3
Capitalized interest	(10)	(11)	(9.1)
Interest income	(12)	(7)	71.4
Other (gains) losses, net	4	63	(93.7)
Total other expenses (income)	14	74	(81.1)

INCOME BEFORE INCOME TAXES	602	532	13.2
PROVISION FOR INCOME TAXES	139	193	(28.0)
NET INCOME	$463	$339	36.6

NET INCOME PER SHARE:
Basic	$0.79	$0.55	43.6
Diluted	$0.79	$0.55	43.6

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	587	613	(4.2)
Diluted	588	614	(4.2)

Southwest Airlines Co.
Reconciliation of Reported Amounts to Non-GAAP Items (excluding special items)
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions, except per share amounts)(unaudited)

	Three months ended
	March 31,
		2017
	2018	As Recast	Percent Change
Fuel and oil expense, unhedged	$1,014	$816
Add: Premium cost of fuel contracts	34	34
Add (Deduct): Fuel hedge (gains) losses included in Fuel and oil expense, net	(30)	106
Fuel and oil expense, as reported	$1,018	$956
Add: Net impact from fuel contracts (a)	7	37
Fuel and oil expense, excluding special items (economic)	$1,025	$993	3.2

Total operating expenses, as reported	$4,328	$4,248
Add: Net impact from fuel contracts (a)	7	37
Deduct: Lease termination expense	—	(5)
Add: Gain on sale of grounded aircraft	25	—
Total operating expenses, excluding special items	$4,360	$4,280	1.9
Deduct: Fuel and oil expense, excluding special items (economic)	(1,025)	(993)
Operating expenses, excluding Fuel and oil expense and special items	$3,335	$3,287	1.5
Deduct: Profitsharing expense	(102)	(99)
Operating expenses, excluding profitsharing, Fuel and oil expense, and special items	$3,233	$3,188	1.4

Operating income, as reported	$616	$606
Deduct: Net impact from fuel contracts (a)	(7)	(37)
Add: Lease termination expense	—	5
Deduct: Gain on sale of grounded aircraft	(25)	—
Operating income, excluding special items	$584	$574	1.7

Other (gains) losses, net, as reported	$4	$63
Deduct: Net impact from fuel contracts (a)	—	(65)
Other (gains) losses, net, excluding special items	$4	$(2)	n.m.

Net income, as reported	$463	$339
Add (Deduct): Net impact from fuel contracts (a)	(7)	28
Add: Lease termination expense	—	5
Deduct: Gain on sale of grounded aircraft	(25)	—
Add (Deduct): Net income tax impact of fuel and special items (b)	7	(13)
Net income, excluding special items	$438	$359	22.0

Net income per share, diluted, as reported	$0.79	$0.55
Add (Deduct): Impact from fuel contracts	(0.01)	0.04
Add (Deduct): Impact of special items	(0.04)	0.01
Add (Deduct): Net income tax impact of fuel and special items (b)	0.01	(0.02)
Net income per share, diluted, excluding special items	$0.75	$0.58	29.3
(a) See Reconciliation of Impact from Fuel Contracts.
(b) Tax amounts for each individual special item are calculated at the Company's effective rate for the applicable period and totaled in this line item.

Southwest Airlines Co.
Reconciliation of Impact from Fuel Contracts
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions)
(unaudited)

	Three months ended
	March 31,
	2018	2017
Fuel and oil expense
Reclassification between Fuel and oil and Other (gains) losses, net, associated with current period settled contracts	$—	$8
Contracts settling in the current period, but for which the impact has been recognized in a prior period (a)	7	29
Impact from fuel contracts to Fuel and oil expense	$7	$37

Operating Income
Reclassification between Fuel and oil and Other (gains) losses, net, associated with current period settled contracts	$—	$(8)
Contracts settling in the current period, but for which the impact has been recognized in a prior period (a)	(7)	(29)
Impact from fuel contracts to Operating Income	$(7)	$(37)

Other (gains) losses, net
Mark-to-market impact from fuel contracts settling in future periods	$—	$(43)
Ineffectiveness from fuel hedges settling in future periods	—	(14)
Reclassification between Fuel and oil and Other (gains) losses, net, associated with current period settled contracts	—	(8)
Impact from fuel contracts to Other (gains) losses, net	$—	$(65)

Net Income
Mark-to-market impact from fuel contracts settling in future periods	$—	$43
Ineffectiveness from fuel hedges settling in future periods	—	14
Other net impact of fuel contracts settling in the current or a prior period (excluding reclassifications)	(7)	(29)
Impact from fuel contracts to Net Income (b)	$(7)	$28

(a) As a result of prior hedge ineffectiveness and/or contracts marked-to-market through the income statement.
(b) Before income tax impact of unrealized items.

Southwest Airlines Co.
Comparative Consolidated Operating Statistics
(unaudited)

Certain operating statistics for the three months ended March 31, 2017 have been recast as a result of the Company's January 1, 2018 adoption of ASU No. 2014-09, Revenue from Contracts with Customers, ASU No. 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost, and ASU No. 2017-12, Targeted Improvements to Accounting for Hedging Activities.

	Three months ended
	March 31,
	2018	2017	Change
Revenue passengers carried	31,332,137	29,538,790	6.1%
Enplaned passengers	37,543,100	35,578,350	5.5%
Revenue passenger miles (RPMs) (000s) (a)	30,439,493	29,340,658	3.7%
Available seat miles (ASMs) (000s) (b)	37,366,468	36,699,870	1.8%
Load factor (c)	81.5%	79.9%	1.6 pts.
Average length of passenger haul (miles)	972	993	(2.1)%
Average aircraft stage length (miles)	749	758	(1.2)%
Trips flown	326,216	321,790	1.4%
Seats flown (d)	49,116,216	47,746,088	2.9%
Seats per trip (e)	150.56	148.38	1.5%
Average passenger fare	$146.33	$153.90	(4.9)%
Passenger revenue yield per RPM (cents) (f)	15.06	15.49	(2.8)%
RASM (cents) (g)	13.23	13.23	—
PRASM (cents) (h)	12.27	12.39	(1.0)%
CASM (cents) (i)	11.58	11.57	0.1%
CASM, excluding Fuel and oil expense (cents)	8.86	8.97	(1.2)%
CASM, excluding special items (cents)	11.67	11.66	0.1%
CASM, excluding Fuel and oil expense and special items (cents)	8.92	8.95	(0.3)%
CASM, excluding Fuel and oil expense, special items, and profitsharing expense (cents)	8.65	8.68	(0.3)%
Fuel costs per gallon, including fuel tax (unhedged)	$2.06	$1.67	23.4%
Fuel costs per gallon, including fuel tax	$2.07	$1.96	5.6%
Fuel costs per gallon, including fuel tax (economic)	$2.09	$2.03	3.0%
Fuel consumed, in gallons (millions)	489	487	0.4%
Active fulltime equivalent Employees	57,112	54,652	4.5%
Aircraft at end of period	717	727	(1.4)%
(a) A revenue passenger mile is one paying passenger flown one mile. Also referred to as "traffic," which is a measure of demand for a given period.
(b) An available seat mile is one seat (empty or full) flown one mile. Also referred to as "capacity," which is a measure of the space available to carry passengers in a given period.
(c) Revenue passenger miles divided by available seat miles.
(d) Seats flown is calculated using total number of seats available by aircraft type multiplied by the total trips flown by the same aircraft type during a particular period.
(e) Seats per trip is calculated using seats flown divided by trips flown. Also referred to as “gauge.”
(f) Calculated as passenger revenue divided by revenue passenger miles. Also referred to as "yield," this is the average cost paid by a paying passenger to fly one mile, which is a measure of revenue production and fares.
(g) RASM (unit revenue) - Operating revenue yield per ASM, calculated as operating revenue divided by available seat miles. Also referred to as "operating unit revenues," this is a measure of operating revenue production based on the total available seat miles flown during a particular period.
(h) PRASM (Passenger unit revenue) - Passenger revenue yield per ASM, calculated as passenger revenue divided by available seat miles. Also referred to as “passenger unit revenues,” this is a measure of passenger revenue production based on the total available seat miles flown during a particular period.
(i) CASM (unit costs) - Operating expenses per ASM, calculated as operating expenses divided by available seat miles. Also referred to as "unit costs" or "cost per available seat mile," this is the average cost to fly an aircraft seat (empty or full) one mile, which is a measure of cost efficiencies.

Southwest Airlines Co.
Non-GAAP Return on Invested Capital (ROIC)
(See Note Regarding Use of Non-GAAP Financial Measures, and see note below)
(in millions)
(unaudited)

	Twelve months ended		Twelve months ended
	March 31, 2018		March 31, 2017
Operating income, as reported	$3,417		$3,269
Contract ratification bonuses	—		356
Net impact from fuel contracts	(125)		(247)
Asset impairment	—		21
Lease termination expense	28		27
Aircraft grounding charge	63		—
Gain on sale of grounded aircraft	(25)		—
Operating income, non-GAAP	$3,358		$3,426
Net adjustment for aircraft leases (a)	107		109
Adjusted operating income, non-GAAP (A)	$3,465		$3,535

Non-GAAP tax rate (B)	23.1%	(d)	36.6%	(e)

Net operating profit after-tax, NOPAT (A* (1-B) = C)	2,665		2,241

Debt, including capital leases (b)	$3,300		$3,282
Equity (b)	8,561		7,350
Net present value of aircraft operating leases (b)	732		957
Average invested capital	$12,593		$11,589
Equity adjustment for hedge accounting (c)	196		698
Adjusted average invested capital (D)	$12,789		$12,287

Non-GAAP ROIC, pre-tax (A/D)	27.1%		28.8%

Non-GAAP ROIC, after-tax (C/D)	20.8%		18.2%

As of January 1, 2018, the Company adopted three Accounting Standard Updates ("ASUs"), ASU 2014-09: Revenue from Contracts with Customers, ASU 2017-07: Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost, and ASU 2017-12: Targeted Improvements to Accounting for Hedging Activities. As a result certain prior period results have been recast due to the transition methods applied. See the Company's Current Report on Form 8-K furnished to the Securities and Exchange Commission on March 20, 2018 for further information.

(a) Net adjustment related to presumption that all aircraft in fleet are owned (i.e., the impact of eliminating aircraft rent expense and replacing with estimated depreciation expense for those same aircraft). The Company makes this adjustment to enhance comparability to other entities that have different capital structures by utilizing alternative financing decisions.
(b) Calculated as an average of the five most recent quarter end balances or remaining obligations. The Net present value of aircraft operating leases represents the assumption that all aircraft in the Company’s fleet are owned, as it reflects the remaining contractual commitments discounted at the Company's estimated incremental borrowing rate as of the time each individual lease was signed.

(c) The Equity adjustment for hedge accounting in the denominator adjusts for the cumulative impacts, in Accumulated other comprehensive income and Retained earnings, of gains and/or losses associated with hedge accounting related to fuel hedge derivatives that will settle in future periods. The current period impact of these gains and/or losses is reflected in the Net impact from fuel contracts in the numerator.
(d) As the twelve month rolling tax rate no longer approximates an annual tax rate due to the significant impact the Tax Cuts and Jobs Act legislation enacted in December 2017 had on corporate tax rates, the Company is utilizing the first quarter tax rate for 2018 ROIC, after-tax. The first quarter 2018 GAAP tax rate was 23.1 percent, and the Non-GAAP tax rate for the period was also 23.1 percent. See Note Regarding Use of Non-GAAP Financial Measures for additional information. For full year 2018, the Company continues to estimate its effective tax rate to be in the 23 to 23.5 percent range.
(e) The GAAP twelve month rolling tax rate as of March 31, 2017 was 36.6 percent, and the twelve month rolling Non-GAAP tax rate was also 36.6 percent. See Note Regarding Use of Non-GAAP Financial Measures for additional information.

Southwest Airlines Co.
Condensed Consolidated Balance Sheet
(in millions)
(unaudited)

		December 31, 2017
	March 31, 2018	As Recast
ASSETS
Current assets:
Cash and cash equivalents	$1,822	$1,495
Short-term investments	1,421	1,778
Accounts and other receivables	680	662
Inventories of parts and supplies, at cost	430	420
Prepaid expenses and other current assets	448	460
Total current assets	4,801	4,815
Property and equipment, at cost:
Flight equipment	21,143	21,368
Ground property and equipment	4,506	4,399
Deposits on flight equipment purchase contracts	913	919
Assets constructed for others	1,607	1,543
	28,169	28,229
Less allowance for depreciation and amortization	9,396	9,690
	18,773	18,539
Goodwill	970	970
Other assets	959	786
	$25,503	$25,110
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,243	$1,320
Accrued liabilities	1,134	1,700
Air traffic liability	4,420	3,495
Current maturities of long-term debt	365	348
Total current liabilities	7,162	6,863

Long-term debt less current maturities	3,227	3,320
Air traffic liability - loyalty noncurrent	1,010	1,070
Deferred income taxes	2,216	2,119
Construction obligation	1,563	1,390
Other noncurrent liabilities	706	707
Stockholders' equity:
Common stock	808	808
Capital in excess of par value	1,452	1,451
Retained earnings	14,238	13,832
Accumulated other comprehensive income	78	12
Treasury stock, at cost	(6,957)	(6,462)
Total stockholders' equity	9,619	9,641
	$25,503	$25,110

Southwest Airlines Co.
Condensed Consolidated Statement of Cash Flows
(in millions)
(unaudited)

	Three months ended March 31,
		2017
	2018	As Recast
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$463	$339
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation and amortization	277	318
Unrealized/realized (gain) loss on fuel derivative instruments, net	(7)	27
Deferred income taxes	72	54
Changes in certain assets and liabilities:
Accounts and other receivables	(15)	(35)
Other assets	(178)	(81)
Accounts payable and accrued liabilities	(501)	92
Air traffic liability	866	918
Cash collateral received from derivative counterparties	65	37
Other, net	(40)	(44)
Net cash provided by operating activities	1,002	1,625

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(409)	(414)
Assets constructed for others	(24)	(49)
Purchases of short-term investments	(200)	(563)
Proceeds from sales of short-term and other investments	560	556
Net cash used in investing activities	(73)	(470)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Employee stock plans	9	7
Reimbursement for assets constructed for others	139	49
Payments of long-term debt and capital lease obligations	(82)	(369)
Payments of cash dividends	(148)	(123)
Repayment of construction obligation	(7)	(2)
Repurchase of common stock	(500)	(550)
Other, net	(13)	4
Net cash used in financing activities	(602)	(984)

NET CHANGE IN CASH AND CASH EQUIVALENTS	327	171

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,495	1,680

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,822	$1,851

Southwest Airlines Co.
Fuel Derivative Contracts
As of April 20, 2018

	Estimated economic fuel price per gallon, including taxes and fuel hedging premiums (c)(e)	Estimated economic fuel price per gallon, including taxes and fuel hedging premiums (d)(e)
Average Brent Crude Oil price per barrel	Second Quarter 2018	Full Year 2018
$55	$1.85 - $1.90	$1.85 - $1.90
$65	$2.05 - $2.10	$2.05 - $2.10
Current Market (a)	Approximately $2.20	$2.15 - $2.20
$75	$2.20 - $2.25	$2.20 - $2.25
$80	$2.25 - $2.30	$2.25 - $2.30
$85	$2.30 - $2.35	$2.30 - $2.35
Estimated fuel hedging premium expense per gallon (b)	$.06	$.06

Period	Maximum percent of estimated fuel consumption covered by fuel derivative contracts at varying WTI/Brent Crude Oil, Heating Oil, and Gulf Coast Jet Fuel-equivalent price levels
2018	78%
2019	63%
2020	38%
2021	20%
2022	less than 5%

(a) Brent crude oil average market prices as of April 20, 2018, were approximately $73 and $70 per barrel for second quarter 2018 and full year 2018, respectively.

(b) In accordance with the Company's early adoption of Accounting Standards Update No. 2017-12, Targeted Improvements to Accounting for Hedging Activities, the Company began reporting premium expense within Fuel and oil expense as of January 1, 2018.

(c) Based on the Company's existing fuel derivative contracts and market prices as of April 20, 2018, second quarter 2018 economic fuel costs are estimated to be approximately $2.20 per gallon, including fuel hedging premium expense of approximately $34 million, or $.06 per gallon, and an estimated $.07 per gallon in favorable cash settlements from fuel derivative contracts.

(d) Based on the Company's existing fuel derivative contracts and market prices as of April 20, 2018, annual 2018 economic fuel costs are estimated to be in the $2.15 to $2.20 per gallon range, including fuel hedging premium expense of approximately $135 million, or $.06 per gallon, and an estimated $.06 per gallon in favorable cash settlements from fuel derivative contracts.

(e) The fuel price per gallon sensitivities provided assume the relationship between Brent crude oil and refined products based on market prices as of April 20, 2018. The Company’s fuel costs per gallon for second quarter and full year 2018 on a GAAP basis are each expected to include a gain of approximately $.01 per gallon, related to contracts settling in second quarter and full year 2018, respectively, but for which the impact has been recognized in a prior period. These expected gains are excluded from the Company’s estimated second quarter and full year 2018 economic fuel costs per gallon. Therefore, based on the Company's existing fuel derivative contracts and market prices as of April 20, 2018, second quarter 2018 fuel costs per gallon on a GAAP and economic basis are estimated to be approximately $2.19 and approximately $2.20, respectively; and the provided outlook range for full year 2018 is currently expected to encompass both the GAAP and economic fuel costs per gallon. See Note Regarding Use of Non-GAAP Financial Measures.

Southwest Airlines Co.
737 Delivery Schedule
As of April 25, 2018

	The Boeing Company
	-800 Firm Orders	MAX 7 Firm Orders	MAX 8 Firm Orders		MAX 8 Options	Additional -700s	Additional MAX 8s	Total
2018	26	—	19		—	1	—	46	(b)
2019	—	7	20		—	—	3	30
2020	—	—	35		—	—	—	35
2021	—	—	44		—	—	—	44
2022	—	—	27		14	—	—	41
2023	—	12	22		23	—	—	57
2024	—	11	30		23	—	—	64
2025	—	—	40		36	—	—	76
2026	—	—	—		19	—	—	19
	26	30	237	(a)	115	1	3	412
(a) The Company has flexibility to substitute 737 MAX 7 in lieu of 737 MAX 8 aircraft beginning in 2019.
(b) Includes eleven 737-800s, one 737-700, and one 737 MAX 8 delivered as of April 25, 2018.

NOTE REGARDING USE OF NON-GAAP FINANCIAL MEASURES
The Company's unaudited Condensed Consolidated Financial Statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). These GAAP financial statements include (i) unrealized noncash adjustments and reclassifications, which can be significant, as a result of accounting requirements and elections made under accounting pronouncements relating to derivative instruments and hedging and (ii) other charges and benefits the Company believes are unusual and/or infrequent in nature and thus may make comparisons to its prior or future performance difficult.
As a result, the Company also provides financial information in this release that was not prepared in accordance with GAAP and should not be considered as an alternative to the information prepared in accordance with GAAP. The Company provides supplemental non-GAAP financial information (also referred to as "excluding special items"), including results that it refers to as "economic," which the Company's management utilizes to evaluate its ongoing financial performance and the Company believes provides additional insight to investors as supplemental information to its GAAP results. The non-GAAP measures provided that relate to the Company’s performance on an economic fuel cost basis include Fuel and oil expense, non-GAAP; Total operating expenses, non-GAAP; Operating expenses, non-GAAP excluding Fuel and oil expense; Operating expenses, non-GAAP excluding profitsharing and Fuel and oil expense; Operating income, non-GAAP; Operating margin, non-GAAP; Other (gains) losses, net, non-GAAP; Income tax rate, non-GAAP; 12 month rolling income tax rate, non-GAAP; Net income, non-GAAP; and Net income per share, diluted, non-GAAP. The Company's economic Fuel and oil expense results differ from GAAP results in that they only include the actual cash settlements from fuel hedge contracts - all reflected within Fuel and oil expense in the period of settlement. Thus, Fuel and oil expense on an economic basis has historically been utilized by the Company, as well as some of the other airlines that utilize fuel hedging, as it reflects the Company’s actual net cash outlays for fuel during the applicable period, inclusive of settled fuel derivative contracts. Any net premium costs paid related to option contracts that are designated as hedges are reflected as a component of Fuel and oil expense, for both GAAP and non-GAAP (including economic) purposes in the period of contract settlement. The Company believes these economic results provide further insight on the impact of the Company's fuel hedges on its operating performance and liquidity since they exclude the unrealized, noncash adjustments and reclassifications that are recorded in GAAP results in accordance with accounting guidance relating to derivative instruments, and they reflect all cash settlements related to fuel derivative contracts within Fuel and oil expense. This enables the Company's management, as well as investors and analysts, to consistently assess the Company's operating performance on a year-over-year or quarter-over-quarter basis after considering all efforts in place to manage fuel expense. However, because these measures are not determined in accordance with GAAP, such measures are susceptible to varying calculations, and not all companies calculate the measures in the same manner. As a result, the aforementioned measures, as presented, may not be directly comparable to similarly titled measures presented by other companies.

Further information on (i) the Company's fuel hedging program, (ii) the requirements of accounting for derivative instruments, and (iii) the causes of hedge ineffectiveness and/or mark-to-market gains or losses from derivative instruments is included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as well as its Current Report on Form 8-K furnished to the Securities and Exchange Commission on March 20, 2018.
The Company’s GAAP results in the applicable periods include other charges or benefits that are also deemed “special items,” that the Company believes make its results difficult to compare to prior periods, anticipated future periods, or industry trends. Financial measures identified as non-GAAP (or as excluding special items) have been adjusted to exclude special items. Special items include:

1.
Contract ratification bonuses recorded for certain workgroups. As the bonuses would only be paid at ratification of the associated tentative agreement and would not represent an ongoing expense to the Company, management believes its results for the associated periods are more usefully compared if the impacts of ratification bonus amounts are excluded from results. Generally, union contract agreements cover a specified three- to five- year period, although such contracts officially never expire, and the agreed upon terms remain in place until a revised agreement is reached, which can be several years following the amendable date;

2.
A noncash impairment charge related to leased slots at Newark Liberty International Airport as a result of the Federal Aviation Administration announcement in April 2016 that this airport was being changed to a Level 2 schedule-facilitated airport from its previous designation as Level 3 (a "slot" is the right of an air carrier, pursuant to regulations of the Federal Aviation Administration, to operate a takeoff or landing at a specific time at certain airports);

3.
Lease termination costs recorded as a result of the Company acquiring 13 of its Boeing 737-300 aircraft off operating leases as part of the Company's strategic effort to remove its Classic aircraft from operations on or before September 29, 2017, in the most economically advantageous manner possible. The Company had not budgeted for these early lease termination costs, as they were subject to negotiations being concluded with the third party lessors. The Company recorded the fair value of the aircraft acquired off operating leases, as well as any associated remaining obligations to the balance sheet as debt;

4.
An Aircraft grounding charge recorded in third quarter 2017, as a result of the Company grounding its remaining Boeing 737-300 aircraft on September 29, 2017. The loss was a result of the remaining net lease payments due and certain lease return requirements that could have to be performed on these leased aircraft prior to their return to the lessors as of the cease-use date. The Company had not budgeted for the lease return requirements, as they were subject to negotiation with third party lessors; and

5.
A gain recognized in first quarter 2018, associated with the sale of 39 owned Boeing 737–300 aircraft and a number of spare engines, to a third party. These aircraft were previously retired as part of the Company's exit of its Classic fleet. The gain was not anticipated, and the Company associates it in conjunction with the grounding charge recorded in third quarter 2017.

Because management believes each of these items can distort the trends associated with the Company’s ongoing performance as an airline, the Company believes that evaluation of its financial performance can be enhanced by a supplemental presentation of results that exclude the impact of these items in order to enhance consistency and comparativeness with results in prior periods that do not include such items and as a basis for evaluating operating results in future periods. The following measures are often provided, excluding special items, and utilized by the Company’s management, analysts, and investors to enhance comparability of year-over-year results, as well as to industry trends: Total operating expenses, non-GAAP; Operating expenses, non GAAP excluding Fuel and oil expense; Operating expenses, non-GAAP excluding profitsharing and Fuel and oil expense; Operating income, non-GAAP; Operating margin, non-GAAP; Other (gains) losses, net, non-GAAP; Income tax rate, non-GAAP; 12 month rolling income tax rate, non-GAAP; Net income, non-GAAP; and Net income per share, diluted, non-GAAP.

The Company has also provided free cash flow, which is a non-GAAP financial measure. The Company believes free cash flow is a meaningful measure because it demonstrates the Company's ability to service its debt, pay dividends, and make investments to enhance Shareholder value. Although free cash flow is commonly used as a measure of liquidity, definitions of free cash flow may differ; therefore, the Company is providing an explanation of its calculation for free cash flow. For the three months ended March 31, 2018, the Company generated $708 million in free cash flow, calculated as operating cash flows of $1.0 billion less capital expenditures of $409 million less assets constructed for others of $24 million plus reimbursements for assets constructed for others of $139 million.

The Company has also provided its calculation of return on invested capital, which is a measure of financial performance used by management to evaluate its investment returns on capital. Return on invested capital is not a substitute for financial results as reported in accordance with GAAP, and should not be utilized in place of such GAAP results. Although return on invested capital is not a measure defined by GAAP, it is calculated by the Company, in part, using non-GAAP financial measures. Those non-GAAP financial measures are utilized for the same reasons as those noted above for Net income, non-GAAP and Operating income, non-GAAP - the comparable GAAP measures include charges or benefits that are deemed “special items” that the Company believes make its results difficult to compare to prior periods, anticipated future periods, or industry trends, and the Company’s profitability targets and estimates, both internally and externally, are based on non-GAAP results since in the vast majority of cases the “special items” cannot be reliably predicted or estimated. The Company believes non-GAAP return on invested capital is a meaningful measure because it quantifies the Company's effectiveness in generating returns relative to the capital it has invested in its business. Although return on invested capital is commonly used as a measure of capital efficiency, definitions of return on invested capital differ; therefore, the Company is providing an explanation of its calculation for non-GAAP return on invested capital in the accompanying reconciliation, in order to allow investors to compare and contrast its calculation to those provided by other companies.